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                         SHELBOURNE PROPERTIES II, L.P.

                       PARTNERSHIP UNIT DESIGNATION OF THE
                            CLASS B PARTNERSHIP UNITS

                            CLASS B PARTNERSHIP UNITS


         Shelbourne Properties II, L.P., a Delaware limited partnership (the "Partnership"), hereby certifies as follows:

         FIRST: Under a power contained in Section 4.2 of the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of April 16, 2001 (as amended from time to time, the "Partnership Agreement"), Shelbourne Properties II GP, LLC, a Delaware limited liability company (the "General Partner"), as the general partner of the Partnership, by a resolution of the Board of Directors of the General Partner, dated August 19, 2002, classified and designated 100 units as Class B Partnership Units, with the following voting powers, restrictions, limitations as to distributions, qualifications, terms and other rights. This Partnership Unit Designation shall be attached, made an exhibit to, and made a part of, the Partnership Agreement and shall be deemed for all purposes an amendment of the Partnership Agreement.

         Section 1. Number and Units of Designation. A class of Partnership Units shall be designated as Class B Partnership Units (the "Class B Units"), and 100 shall be the total number of Partnership Units constituting such class. The Class B Units shall be limited partnership interests in the Partnership.

         Section 2. Definitions. For purposes of the Class B Units, terms defined in the Partnership Agreement and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Partnership Agreement and the following terms shall have the meanings indicated:

         "Base Amount" shall mean $66.25.

         "Class B Hurdle" shall mean, as of the Starting Date or any date thereafter, the product of (a) the sum of the Base Amount plus the Class B Hurdle Return, times (b) the number of Common Shares then outstanding.

         "Class B Hurdle Rate" shall mean (a) for the period commencing on the Starting Date and ending February 19, 2004, an annual rate of 6%, compounded quarterly, and (b) for each six-month period thereafter, commencing February 20, 2004, the sum of the annual rate in effect immediately prior to the commencement of such period plus 0.5%, up to a maximum annual rate of 8%.

         "Class B Hurdle Return" shall mean, as of any date, the product of (a) the Base Amount, and (b) the Class B Hurdle Rate, computed on the basis of a 365-day year.

         "Class B Units" shall have the meaning set forth in Section 1 hereof.

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         "Common Shares" shall mean the common shares, par value $.01 per share
(or any equivalent thereof), of Parent.

         "Distribution Nonpayment Event" shall mean each failure, if any, by Parent to distribute to the holders of Common Shares, (a) excess proceeds, if any, from any refinancing after the Plan of Liquidation is approved, by the earlier of 30 days following the end of the fiscal quarter in which such refinancing occurs and 90 days following the date of such refinancing, and (b) net proceeds, if any, from any property sale after the Plan of Liquidation is approved, by the earlier of 30 days following the end of the fiscal quarter in which such sale occurs and 90 days following the date of such sale. In no event shall a Distribution Nonpayment Event include the failure to distribute 100% of the excess proceeds, or net proceeds, as the case may be, if subsequent to the distribution of such excess or net proceeds, it is determined that the amount of excess or net proceeds distributed did not constitute all of the excess or net proceeds and, promptly following such determination, the remaining portion of the excess or net proceeds is distributed by Parent.

         "Distribution Payment Date" shall mean each date on which Parent or the Liquidating Trust, as applicable, makes any distributions in each year, commencing with the first such date occurring after the Class B Hurdle has been achieved.

         "General Partner" shall have the meaning set forth in the First paragraph of this Partnership Unit Designation.

         "Holder" shall have the meaning set forth in Section 7 hereof.

         "Liquidating Trust" shall mean the trust to which any remaining assets of Parent are transferred upon Parent's liquidation and dissolution.

         "Net Proceeds" shall mean the sum of (a) the cash and other proceeds generated from operating the assets and properties of Parent and its subsidiaries, plus (b) the aggregate fair value of all consideration received from the disposal of the assets and properties of Parent and its subsidiaries less the sum of all direct costs incurred in connection with such disposal.

         "Parent" shall mean Shelbourne Properties II, Inc.

         "Partnership Agreement" shall have the meaning set forth in the First paragraph of this Partnership Unit Designation.

         "Partnership Common Units" shall mean the "OP Units" as defined in the Partnership Agreement.

         "Partnership Unit Designation" shall mean this Partnership Unit Designation, as the same may be amended or modified from time to time with the consent of the Holder of the Class B Units.

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         "Plan of Liquidation" shall mean the Plan of Liquidation provided for in a certain Settlement Agreement and Mutual Release, dated as of July 1, 2002, between HX Investors, LP, the Parent and certain other parties, as amended.

         "Starting Date" shall mean August 20, 2002.

         Section 3.        Distributions.

                  (a) No distributions shall be made on the Class B Units if the Plan of Liquidation is not adopted.

                  (b) Subject to the other provisions of this Section 3, the Holder of Class B Units shall be entitled to receive, on each Distribution Payment Date, cash distributions in an amount equal to 15% of the excess (if any) of (1) the Net Proceeds over (2) the Class B Hurdle. The Holder of Class B Units shall not be entitled to any distributions from the Partnership on account of the Class B Units other than as set forth in this Section 3(b).

                  (c) If Parent shall suffer a Distribution Nonpayment Event that has not been approved by the holders of a majority of the outstanding Common Shares other than Common Shares held by the Holder and its affiliates, and that occurred while the Holder's nominees to Parent's board of directors (or persons approved of or nominated by such nominees) comprised a majority thereof, and such Distribution Nonpayment Event shall continue then no further distributions shall be made on the Class B Units from and after the occurrence of such Distribution Nonpayment Event. Any distributions that would have been made on the Class B Units but for the immediately preceding sentence shall instead be made to the holders of the Partnership Common Units.

         Section 4. No Conversion Rights. The Holder of Class B Units shall not have the right to convert any portion of such units into Partnership Common Units, Common Shares or any other securities.

         Section 5. No Redemption Right. The Class B Units shall not be redeemable either at the election of the Holder or the Partnership.

         Section 6. Voting. Except as otherwise set forth herein or in the Partnership Agreement, the Class B Units shall not have any relative, participating, optional or other special voting rights and powers, and the consent of the Holder shall not be required for the taking of any partnership action. Notwithstanding anything to the contrary contained in the Partnership Agreement, this Partnership Unit Designation shall not be amended without the consent of the Holder of Class B Units at the time outstanding.

         Section 7. Holder. The General Partner may deem and treat the record holder (the "Holder") of the Class B Units as the true and lawful owner thereof for all purposes, and the General Partner shall not be affected by any notice to the contrary.

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         Section 8.        Notices and Reporting.

                  (a) The Partnership shall deliver to the Holder of the Class B Units all reports and statements required to be delivered under Section 9.3 of the Partnership Agreement.

                  (b) The Partnership shall promptly give notice to the Holder of the Class B Units of the occurrence of any Distribution Nonpayment Event.

         Section 9. REIT Qualification. No provision in this Partnership Units Designation shall be construed or interpreted in a manner that would adversely affect the qualification of Parent as a real estate investment trust within the meaning of section 856(a) of the Code.

         SECOND: This Partnership Unit Designation has been approved by the General Partner, both in its individual capacity and in its capacity as General Partner of the Partnership.

         THIRD: The undersigned acknowledges that this Partnership Unit Designation to be the corporate act of the General Partner, as general partner of the Partnership and in its individual capacity and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury. Each of Parent and the General Partner, in its individual capacity, is executing and delivering this Partnership Unit Designation to confirm each of its covenants and other obligations hereunder and its agreement to be personally bound hereby.

         IN WITNESS WHEREOF, each of Parent and the General Partner has executed this Partnership Unit Designation in its individual capacity and the General Partner has executed this Partnership Unit Designation in its capacity as the sole General Partner of the Partnership on this 19th day of August, 2002.

                 SHELBOURNE PROPERTIES II GP, LLC,
                 INDIVIDUALLY AND AS GENERAL PARTNER


                 By       /s/ Michael L. Ashner
                     -----------------------------------
                          Michael L. Ashner
                          Manager


                 SHELBOURNE PROPERTIES II, INC.,
                 INDIVIDUALLY


                 By       /s/ Michael L. Ashner
                     -----------------------------------
                          Michael L. Ashner
                          Chief Executive Officer


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